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Exhibit (a)(1)(iv)

FORM OF LETTER TO CLIENTS OF BROKERS, DEALERS,
COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES
REGARDING THE OFFER BY
H&Q LIFE SCIENCES INVESTORS

To Our Clients:

        Enclosed for your consideration are the Offer Notice dated May 3, 2011 of H&Q Life Sciences Investors (the "Fund"), a Massachusetts business trust registered as a closed-end investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and the related Letter of Transmittal by which the Fund is offering to its shareholders the right to request the purchase for cash of their Shares by the Fund in an amount up to thirty-five percent (35%) of the Fund's issued and outstanding beneficial interest, par value $0.01 per share ("Shares") at a price equal 98% of the Shares' net asset value ("NAV") as of the close of regular trading on the New York Stock Exchange ("NYSE") on the business day immediately following the day the offer expires (the "Pricing Date"), subject to the terms and conditions set forth in the Offer Notice dated May 3, 2011 and the related Letter of Transmittal (which together constitute the "Offer Documents") ("Offer"). THE OFFER EXPIRES AT 11:59 P.M., EASTERN TIME, ON MAY 31, 2011, UNLESS EXTENDED ("EXPIRATION DATE").

        On May 2, 2011, the Fund announced that it will conduct a tender offer to acquire a percentage of its issued and outstanding Shares in order to potentially narrow the discount between the Fund's market price per Share and NAV per Share and as part of the Fund's continuing efforts to enhance shareholder value. The Board of Trustees of the Fund (the "Board") has determined to effect this Offer under Rule 13e-4 of the Securities Exchange Act of 1934 (the "Exchange Act").

        The Offer is intended to provide shareholders with an alternative source of liquidity for their investment in Shares and as part of the Fund's ongoing efforts to provide additional value to shareholders. Shareholders can continue to sell their Shares for cash through their brokers in market transactions on the NYSE. Participation in the Offer may represent greater value than shareholders would receive by selling Shares on the NYSE, depending on certain factors. The Offer provides a means for shareholders who want to sell their Shares to do so at 98% of NAV.

        During its meetings and deliberations, the Board considered various options to address trading discounts, and consulted with several closed-end fund experts, before finalizing its decision regarding the Offer. The Offer was recommended to the Board by the Investment Adviser pursuant to the terms of a Compromise and Standstill Agreement recently entered into by and among the Investment Adviser, Arthur D. Lipson, Western Investment LLC, Western Investment Hedged Partners L.P., Western Investment Activism Partners LLC, Western Investment Total Return Partners L.P., Western Investment Total Return Fund Ltd., Robert Ferguson, Scott Franzblau, Benchmark Plus Institutional Partners, L.L.C., Benchmark Plus Partners, L.L.C. and Benchmark Plus Management, L.L.C (collectively, "Western"). Under that agreement, Western agreed to withdraw its shareholder proposals and refrain from insurgent activities with respect to the Fund and other closed-end funds advised by the Investment Adviser for a period of five years after the date of the later of the 2011 annual meetings held by the Fund and the other closed-end funds advised by the Investment Adviser. In making its decision, the Board considered a variety of factors, including the recommendation of the Investment Adviser whether the Offer would be consistent with the investment and other policies of the Fund; the potential impact of the Offer on the asset size of the Fund and the Fund's expense ratio and the ability of the fund to implement its investment strategies and achieve its investment objective; the opportunity for liquidity offered by the Offer to participating shareholders; other steps the Board has taken or might take to address the Fund's discount and to create a measure of additional liquidity for Shares; and the possibility that the Offer would have the effect of reducing the Fund's trading discount, both on a near-term basis and over the long term. After careful consideration, the Board determined that the Offer would be in the best interests of the Fund and its shareholders.

        Offer documents are being forwarded to you as the beneficial owner of Shares held by us for your account but not registered in your name. We are sending you the Letter of Transmittal for your information only; you cannot use it to present Shares we hold for your account for purchase. A tender regarding your Shares can be made only by us as the holder of your Shares as a participant in the Depository Trust Company system and only according to your instructions.

        Your attention is called to the following:

          1.     The purchase price to be paid for the Shares is an amount per Share in cash, equal to 98% of the NAV determined as of the close of the regular trading session of the NYSE on the Pricing Date, subject to the terms and conditions of the Offer Notice dated May 3, 2011 and the related Letter of Transmittal. THE EXPIRATION DATE IS 11:59 P.M., EASTERN TIME, ON MAY 31, 2011, UNLESS EXTENDED.

          2.     The Offer is for up to thirty-five (35%) of the issued and outstanding Shares of the Fund and is not conditioned upon any minimum number of outstanding Shares being tendered for purchase, but is subject to certain conditions set forth in the Offer Notice. Under the conditions described in Sections 15 and 16 of the Offer Notice, the Fund can terminate or amend the Offer or can postpone the acceptance for payment of, payment for or purchase of any Shares.

          3.     Shareholders offering their Shares for purchase will not be obligated to pay brokerage commissions on the purchase of Shares by the Fund pursuant to the Offer; however, a broker, dealer or other person may charge a fee for processing the transactions on behalf of shareholders, as well as other fees. Shareholders offering their Shares for purchase will bear any related costs of delivery and transfer. The actual per Share expenses for tendering shareholders of effecting the purchase will depend on a number of factors, including the number of Shares purchased, the Fund's portfolio composition at the time, and market conditions prevailing during the process.

        If you wish to have us tender your Shares for purchase, please instruct us by completing, signing and returning to us the instruction form enclosed.

        YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO PRESENT YOUR SHARES FOR PURCHASE ON YOUR BEHALF ON OR BEFORE THE EXPIRATION OF THE OFFER. THE EXPIRATION DATE IS 11:59 P.M., EASTERN TIME, ON MAY 31, 2011, UNLESS EXTENDED.

        THE MAKING OF THE OFFER MAY, IN SOME JURISDICTIONS, BE RESTRICTED OR PROHIBITED BY APPLICABLE LAW. THIS OFFER IS NOT BEING MADE, DIRECTLY OR INDIRECTLY, IN OR INTO, AND MAY NOT ACCEPTED FROM WITHIN, ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE OF THE OFFER WOULD, ABSENT PRIOR REGISTRATION, FILING OR QUALIFICATION UNDER APPLICABLE LAWS, NOT BE IN COMPLIANCE WITH THE LAWS OF THAT JURISDICTION. ACCORDINGLY, SHAREHOLDERS ARE REQUIRED TO INFORM THEMSELVES OF AND OBSERVE ANY SUCH RESTRICTIONS.

        NONE OF THE FUND, THE BOARD OF TRUSTEES OR THE INVESTMENT ADVISER TO THE FUND IS MAKING ANY RECOMMENDATION TO ANY SHAREHOLDER WHETHER TO TENDER FOR PURCHASE OR TO REFRAIN FROM TENDERING FOR PURCHASE SHARES. THE FUND HAS BEEN ADVISED THAT NO TRUSTEE OR OFFICER OF THE FUND, OR THE INVESTMENT ADVISER, INTENDS TO PARTICIPATE IN THE OFFER. EACH SHAREHOLDER IS URGED TO READ AND EVALUATE THE OFFER AND ACCOMPANYING MATERIALS CAREFULLY.

Very truly yours,

[Broker Name]

 INSTRUCTIONS REGARDING THE OFFER BY H&Q LIFE SCIENCES INVESTORS.

        THIS FORM IS NOT TO BE USED TO PRESENT SHARES FOR PURCHASE DIRECTLY TO THE DEPOSITARY. IT SHOULD BE SENT TO YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE ONLY IF THAT FIRM IS THE HOLDER OF RECORD OF YOUR SHARES AND WILL BE TENDERING THE SHARES FOR PURCHASE ON YOUR BEHALF. THE DEPOSITARY MUST RECEIVE YOUR SHARES NO LATER THAN 11:59 P.M., EASTERN TIME, ON MAY 31, 2011.

        DO NOT COMPLETE THIS FORM IF YOU HAVE DECIDED NOT TO TENDER YOUR SHARES FOR PURCHASE.

        The undersigned acknowledge(s) receipt of your letter and the enclosed Offer Notice, dated May 3, 2011 and the related Letter of Transmittal (which together are described as the "Offer Documents") in connection with the offer to shareholders by H&Q Life Sciences Investors (the "Fund"), a Massachusetts business trust registered as a closed-end investment company under the Investment Company Act of 1940, as amended, of the right to request the purchase of up to thirty-five percent (35%) of the Fund's issued and outstanding beneficial shares, par value $0.01 per share ("Shares") at 98% of the net asset value per Share as of the close of regular trading on the New York Stock Exchange ("NYSE") on the Pricing Date, on the terms and subject to the conditions of the Offer.

Name of Client:

Address of Client:

Telephone No. of Client:

Number of Shares Tendered for Participation in Offer:

Signature:

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  Exhibit (a)(1)(iv)
FORM OF LETTER TO CLIENTS OF BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES REGARDING THE OFFER BY H&Q LIFE SCIENCES INVESTORS
INSTRUCTIONS REGARDING THE OFFER BY H&Q LIFE SCIENCES INVESTORS.